Exhibit 10.2
SUBLEASE AMENDMENT AND
TERMINATION AGREEMENT
     This Sublease Amendment and Termination Agreement (“Agreement”) is entered into as of April 23, 2009 by and between Avnet, Inc., a New York corporation (“Sublessor”) and Somaxon Pharmaceuticals, Inc. a Delaware corporation (“Sublessee”).
RECITALS
     WHEREAS, Sublessor and Sublessee are parties to a Sublease Agreement dated June 22, 2006 (“Sublease”) for certain premises at 3721 Valley Center Drive, San Diego, CA (“Sublet Premises”);
     WHEREAS, on or about March 6, 2009, Sublessor and Sublessee reached a verbal, mutual agreement that the Sublease would be terminated as of April 30, 2009, upon and subject to the terms and conditions set forth herein, and Sublessor and Sublessee desire to hereby reduce such agreement to writing.
AGREEMENT
     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sublessor and Sublessee hereby agree to amend the Sublease and provide for the early termination thereof, as follows:
     1. The term of the Sublease will cease and expire on April 30, 2009 (“New Expiration Date”) as if such day was set forth in the Sublease for the expiration thereof. Notwithstanding any provision of this Agreement to the contrary, Sublessee will remain liable for all of its obligations arising under the Sublease prior to the New Expiration Date and for all of its obligations that, pursuant to the terms of the Sublease and/or this Agreement, survive the expiration or earlier termination thereof.
     2. Sublessee will surrender possession of the Sublet Premises to Sublessor on or before the New Expiration Date in accordance with the Sublease, except that Sublessee will surrender the Sublet Premises with all improvements thereon and with all furniture and equipment used in connection with the Sublet Premises remaining therein, except for the improvements and equipment specified in

Exhibit A attached hereto.
     3. Sublessee will pay to Sublessor, by wire transfer of immediately available funds within fifteen (15) calendar days after the date of this Agreement, an amount of $600,000, and Sublessor shall apply same to the rent, additional rent, other charges and fees in the sum of $438,844.52 actually known on the date hereof to be due from Sublessee to Sublessor as of the New Expiration Date as set forth on Exhibit B attached hereto and forming a part hereof, and Sublessor may apply the remaining portion of such amount in Sublessor’s sole discretion to damages, costs and expenses, including without limitation loss of rent, brokerage commissions and renovation costs arising or expected to arise from the early termination of the Sublease. Upon Sublessor’s receipt of such $600,000, Sublessor will accept such payment in full satisfaction of all rent, additional rent and other charges or fees actually known by Sublessor to be due from Sublessee to Sublessor as of the date hereof as set forth in Exhibit B and all damages, costs and expenses, including without limitation loss of rent, brokerage commissions and renovation costs arising from the early termination of the Sublease. For the avoidance of doubt, Sublessor is accepting such payment solely in satisfaction of (i) rent, additional rent, other charges and fees in the sum of $438,844.52 actually known on the date hereof to be due and (ii) damages, costs and expenses, including without limitation loss of rent, brokerage commissions and renovation costs arising or expected to arise from the early termination of the Sublease.
     4. Sublessee acknowledges that the provisions of the Sublease that by its terms survive the expiration or sooner termination of the Sublease will continue to survive the expiration or sooner termination of the Sublease and that no contrary intention or inference will be construed from the parties entering into this Agreement or any provision of this Agreement. All of the provisions of this Agreement, including the agreements set forth herein and the representations set forth below, shall expressly survive the expiration or sooner termination of the Sublease.
     5. Sublessee represents and warrants to Sublessor the following: (a) Sublessee is the sole holder of the Sublessee’s interest in the Sublease; (b) Sublessee has not encumbered its interest in the Sublease; (c) Sublessee has not transferred any interest in the Sublease and has not sublet any portion of the Sublet Premises; (d) no other person or entity is entitled to claim a right or interest in or to the Sublease or the Sublet Premises by, through or under Sublessee; (e) no materials or labor have been provided to the Sublet Premises that would give rise to a filing of a lien against the Sublet Premises or that any such parties have been paid in full; (f) Sublessee has full authority to enter into this Agreement without approval from any third party; (g) Sublessee has fully performed its obligations under the Sublease except for payment of sums set forth in Exhibit B; (h) Sublessee has no claim, demand or right of offset against Sublessor under the Sublease; (i) no default or event that with the passage of time or the giving of notice or both would constitute a default by Sublessor under the Sublease exists; and (j) Sublessee has not made a general assignment for the benefit of creditors and has not suffered the appointment of a receiver to take possession of all or substantially all of its assets and has not suffered an attachment or other judicial seizure of all or substantially all of its assets and has not admitted in writing its inability to pay its debts and Sublessee has not filed or been the subject of a filing under the bankruptcy laws of the United States.
     6. Section 19 of the Sublease is hereby deleted therefrom as of the date of this Agreement.
     7. Notwithstanding any provision of this Agreement to the contrary, at Sublessor’s option, this Agreement shall be null and void ab initio in the event that: (i) Sublessee fails to perform any of its obligations hereunder and/or (ii) Sublessor shall not receive in the account specified in Section 9 below full payment of $600,000 within fifteen (15) calendar days after the date of this Agreement.
     8. The parties hereby agree that the Irrevocable Standby Letter of Credit No. SVBSF004221 issued by Silicon Valley National Bank and representing the Security Deposit under the Sublease (the “Letter of Credit”) , will terminate and be of no further force and effect upon Sublessor’s receipt in the account specified in Section 9 below of Sublessee’s full payment of $600,000, and from and after such termination Sublessor will have no interest or claim in any of the funds underlying such Letter of Credit. Each of Sublessor and Sublessee hereby agree to take all reasonable actions, including but not limited to the execution of appropriate documents required by Silicon Valley Bank, to promptly terminate such Letter of Credit and release any related restrictions upon the funds underlying such Letter of Credit.
     9. The wire transfer described in Section 3 hereof will be sent to the following account:
Bank Name: JP Morgan Chase, N.A.
ABA#: 021000021
Account Name: Avnet, Inc.
Account Number: 910-2-579886
     10. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which will constitute one document. This Agreement may be signed and transmitted by either party to the other by facsimile and the signature of the sending party on such facsimile will be deemed an original signature. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly amended herein, all terms and conditions of the Sublease are hereby ratified and confirmed.
     IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Agreement as of the date first above written.

Avnet, Inc.		Somaxon Pharmaceuticals, Inc.

By:	/s/ Raymond Sadowski	By: /s/ Meg M. McGilley
Name:	Raymond Sadowski	Name: Meg M. McGilley
Title:	Sr. VP, CFO	Title: CFO

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